U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        Dyne                         Mark
--------------------------------------------------------------------------------
        (Last)                      (First)             (Middle)

      c/o Brilliant Digital Entertainment, Inc.
      6355 Topanga Canyon Boulevard, Suite 120
--------------------------------------------------------------------------------
                                    (Street)

      Woodland Hills               California            91367
--------------------------------------------------------------------------------
        (City)                       (State)              (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

        Brilliant Digital Entertainment, Inc. (AMEX: "BDE")
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

        March 2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [x]  Director                             [x]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [x]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------  Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                    (A)            of Month       Indirect  Beneficial
Title of Security                     Date          ------------   Amount         or    Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code    V                    (D)            and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          03/07/02       P              2,836,611      A    $0.1322  3,241,624(1)    I        By General
                                                                                                                          Partner-
                                                                                                                          ship
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       900,000(1)    I        By General
                                                                                                                          Partner-
                                                                                                                          ship
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                       569,749       D
====================================================================================================================================

                            (Print or Type Response)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form of
                 2.                                                                                       Deriv-    Deriv-
                 Conver-                    5.                                 7.                         ative     ative    11.
                 sion                       Number of                          Title and Amount           Secur-    Secur-   Nature
                 or                         Derivative       6.                of Underlying     8.       ities     ities    of
                 Exer-             4.       Securities       Date              Securities        Price    Bene-     Benefi-  In-
                 cise     3.       Trans-   Acquired (A)     Exercisable and   (Instr. 3 and 4)  of       ficially  cially   direct
                 Price    Trans-   action   or Disposed      Expiration Date   ----------------  Deriv-   Owned     Owned    Bene-
1.               of       action   Code     of(D)            (Month/Day/Year)          Amount    ative    at End    at End   ficial
Title of         Deriv-   Date     (Instr.  (Instr. 3,       ----------------          or        Secur-   of        of       Owner-
Derivative       ative    (Month/  8)       4 and 5)         Date     Expira-          Number    ity      Month     Month    ship
Security         Secur-   Day/     ------   --------------   Exer-    tion             of        (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)       ity      Year)    Code V    (A)       (D)   cisable  Date     Title   Shares    5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock     $0.1487  03/07/02  P        5,042,864       06/07/02 05/23/04 Common  5,042,864  0       5,042,864  I       By
Warrant (Right                                                                 Stock                          (1)            General
to Buy)                                                                                                                      Part-
                                                                                                                             nership
====================================================================================================================================

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.


        /s/ MARK DYNE                                           04/10/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
    * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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